UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported event): July 31, 2009

FLUOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-16129	33-0927079
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

6700 Las Colinas Boulevard Irving, Texas		75039
(Address of principal executive offices)		(Zip Code)

(469) 398-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           Effective August 5, 2009, John L. Hopkins, a named executive officer and former Group President, Government, was named Group Executive, Corporate Development.

(d)           On July 31, 2009, the Board of Directors of Fluor Corporation (the “Corporation”) voted to elect Nader H. Sultan to the Board of Directors, effective August 3, 2009, to fill the vacancy created by the recent resignation of Vilma S. Martinez.

Mr. Sultan was elected as a Class II director and has been appointed as a member of the Governance Committee of the Board of Directors, effective August 3, 2009.  The Board of Directors has affirmatively determined that Mr. Sultan is independent of the Corporation and its management under New York Stock Exchange listing standards and the standards set forth in the Corporation’s Corporate Governance Guidelines.

Mr. Sultan will receive the standard compensation amounts payable to non-employee directors of the Company, as described in the definitive proxy statement filed with the Commission on March 13, 2009, although the annual cash retainer shall be pro rated so that Mr. Sultan receives quarterly payments for only those quarters in which he attends any Board of Directors meeting.   Such compensation includes an initial grant of 1,500 restricted shares and 1,000 restricted units under the Company’s 2000 Restricted Stock Plan for Non-Employee Directors.  Restricted units are payable in cash to assist in satisfying related income tax liabilities.  Restrictions lapse and units become immediately earned and payable with respect to 20% of the award on the date of grant and then subsequently vest at a rate of 20% per year on each anniversary of that date.

In connection with Mr. Sultan’s election, the Corporation and Mr. Sultan entered into the form of indemnification agreement filed with the Corporation’s Annual Report on Form 10-K filed on February 25, 2009.

A copy of the Corporation’s August 4, 2009 press release announcing the election of the new director is attached hereto as Exhibit 99.1.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 31, 2009, the Board of Directors of the Corporation adopted amended and restated bylaws.  The amended and restated bylaws became effective immediately upon their adoption by the Board of Directors.  The amendments are summarized below.

1.  Record Dates.  Section 2.04, Section 2.05, Section 2.07, Section 2.08 and Section 6.05 were amended to provide that the Board of Directors may fix one record date for stockholders entitled to notice of a meeting and a separate record date for determining stockholders entitled to vote at the meeting.

2.  Advance Notice Procedures.  The advance notice procedures in Section 2.04 were amended to (a) more clearly describe the information required to be provided by a stockholder notifying the Corporation of such stockholder’s intention to propose director nominations or other business for consideration at a stockholders meeting and (b) define beneficial ownership to include any shares that a person has the right to acquire, has the right to vote or has investment power with respect to such shares.  The advance notice deadlines in Section 2.04 remain as set forth in the 2009 Proxy Statement under the caption “ADDITIONAL INFORMATION — Advance Notice Procedures.”

3.  Mandatory Retirement.  Section 3.04 regarding mandatory retirement of board members has been deleted from the amended and restated bylaws and will now be addressed exclusively in the Corporation’s Corporate Governance Guidelines.

4.  Special Meetings of the Board of Directors. Section 3.09 was amended to provide that special meetings of the Board of Directors may be called by the Chairman of the Board or the Chief Executive Officer or a majority of directors then in office and that notices of special meetings may be sent by electronic transmission.

5.  Committee Membership.  Section 3.13 regarding committees has been revised to provide greater flexibility to the Board of Directors in determining committee composition by deleting the prohibition on former employees of the Corporation serving as members of any committee of the Board of Directors.

6.  Director and Officer Positions.  Section 3.14 and Section 4.01 have been amended to clarify the distinction between the Board of Directors and management of the Corporation.  Further, Section 3.14 now provides that if the Chairman of the Board is not present at a meeting of the Board of Directors, another director chosen by the Board of Directors shall preside.

7.  Remaining Changes.  Several sections of the amended and restated bylaws were amended to conform more closely to the applicable provisions of the Delaware General Corporation Law.  The remaining changes were clarifying or conforming changes or immaterial language changes.

The preceding description is qualified in its entirety by reference to the amended and restated bylaws of the Corporation, which are filed as Exhibit 3.2 to this report and are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
3.2	Amended and Restated Bylaws of Fluor Corporation, effective as of July 31, 2009.
99.1	Press Release Issued by Fluor Corporation on August 4, 2009, announcing the election of a new director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 5, 2009	FLUOR CORPORATION

	By:	/s/ Carlos M. Hernandez
Carlos M. Hernandez
Chief Legal Officer and Secretary

FLUOR CORPORATION

INDEX OF EXHIBITS

Exhibit Number	Description
3.2	Amended and Restated Bylaws of Fluor Corporation, effective as of July 31, 2009.
99.1	Press Release Issued by Fluor Corporation on August 4, 2009, announcing the election of a new director.